Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Giant Oak Acquisition Corporation on Amendment No. 7 to Form S-1 (File No. 333-262890) of our report dated May 17, 2024, except for the effects of the restatement for the year ended March 31, 2024 discussed in Note 2 as to which the date is September 27, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, and an explanatory paragraph as to a restatement of previously issued financial statements, with respect to our audits of the financial statements of Giant Oak Acquisition Corporation as of March 31, 2024 and 2023 and for each of the years in the two-year period ended March 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

January 31, 2025